Exhibit 10.3

3M COMPANY
2016 LONG-TERM INCENTIVE PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

Pursuant to the 3M Company 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”), 3M Company (the “Company”) granted to the participant listed below (“Participant”) the stock appreciation right described below (the “SAR”).  The SAR is subject to the terms and conditions set forth in this Stock Appreciation Right Award Agreement, any special terms and conditions for Participant’s country set forth in Appendix A hereto (the “Appendix”) and the Plan.  This Stock Appreciation Right Award Agreement and the Appendix are referred to, collectively, as this “Agreement.”  The Plan and the Appendix are incorporated into this Stock Appreciation Right Award Agreement by reference.

Participant:

Grant Date:

Exercise Price per Share:	US$

Shares Subject to the SAR:

Final Expiration Date:

Vesting Schedule:	Subject to the terms and conditions of this Agreement and the Plan, the SAR shall vest and become exercisable as follows:

	Vesting Date	Percentage of Shares Subject to the SAR Becoming Vested and Exercisable

[Vesting terms to be determined.]

Except as provided in Sections 1.2 and 1.5 of this Stock Appreciation right Award Agreement, in the Appendix, or as otherwise provided by the Administrator, in no event shall any unvested portion of the SAR vest and become exercisable following Participant’s Termination of Service.

ELECTRONIC ACCEPTANCE OF AWARD:

By clicking on the “ACCEPT” box on the “Grant Terms and Agreement” page, you agree to be bound by the terms and conditions of this Agreement and the Plan.  You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of the SAR pursuant to this Agreement.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the SAR.

ARTICLE I.
PERIOD OF EXERCISABILITY

1.1                               Commencement of Exercisability.  The SAR will vest and become exercisable according to the vesting schedule set forth above (the “Vesting Schedule”), except that any fraction of a Share as to which the SAR would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.  Except as otherwise provided by the Administrator (or its delegate) or as otherwise provided for in the Plan or this Agreement with respect to Participant’s Termination of Service by reason of Participant’s Disability[ or Retirement], the SAR will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service.

For purposes of this Article I, the term “Disability” shall have the meaning given to such term in Treasury Regulation section 1.409A-3(i)(4).

1.2                               Special Vesting Provisions.  Notwithstanding anything to the contrary in Section 1.1 or the Vesting Schedule, the SAR shall continue to vest and become exercisable, or vest and become exercisable on an accelerated basis, under the following circumstances:

(a)                                 If Participant’s Termination of Service occurs by reason of Participant’s Disability[ or Retirement], the SAR shall continue to vest and become exercisable pursuant to the Vesting Schedule, as if Participant had not incurred a Termination of Service, subject to accelerated vesting pursuant to clause (b) of this Section 1.2.  [Notwithstanding the preceding sentence, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Participant’s jurisdiction that likely would result in the favorable Retirement treatment that otherwise would apply to the SAR pursuant to this Section 1.2(a) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Retirement treatment at the time of Participant’s Termination of Service and the SAR will be treated as it would under the rules that otherwise would have applied if Participant’s Termination of Service did not qualify as a Retirement.]

(b)                                 If Participant’s Termination of Service occurs by reason of death or Participant dies following the date of Participant’s Termination of Service by reason of Participant’s Disability[ or Retirement], the SAR shall vest and become fully exercisable as of the date of death.

1.3                               Duration of Exercisability.  The Vesting Schedule is cumulative.  Any portion of the SAR which vests and becomes exercisable will remain vested and exercisable until the termination of the SAR.  The SAR will be forfeited immediately upon its termination.

1.4                               Termination of SAR.  The SAR may not be exercised to any extent by anyone after, and will terminate and cease to be exercisable on, the first of the following to occur:

(a)                                 The Final Expiration Date set forth on the first page of this Agreement;

(b)                                 The expiration of ninety (90) days following the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Misconduct or by reason of Participant’s death, Disability[ or Retirement];

(c)                                  The expiration of two (2) years following the date of Participant’s death (whether such death occurs before or after Participant’s Termination of Service); or

(d)                                 The execution of a written determination by the Administrator or an authorized representative of the Company that Participant engaged in an act of Misconduct (whether the execution of such written determination occurs before or after Participant’s Termination of Service).

1.5                               Effect of Change in Control.  Notwithstanding anything to the contrary in the Vesting Schedule or Sections 1.1 through 1.4 (except Section 1.4(a), which shall remain applicable), in the event of a Change in Control, the following provisions shall apply:

(a)                                 In the event of Participant’s Termination of Service (i) by the Company or any Subsidiary other than as a result of Participant’s Misconduct or (ii) by Participant for Good Reason, in either case, within eighteen (18) months following a Change in Control, the SAR shall become fully exercisable as of the date of such Termination of Service and shall expire on the first to occur of (x) the Final Expiration Date and (y) the date that is six (6) months following such Termination of Service.

(b)                                 In the event that the SAR is not assumed or continued, or an equivalent award substituted for the SAR, by the successor corporation or a parent or subsidiary of the successor corporation in a Change in Control, the SAR shall become fully vested and exercisable immediately prior to the consummation of such Change in Control and shall remain outstanding until the Change in Control, subject to the Administrator’s discretion to take any action with respect to the SAR permitted under the Plan.

For purposes of this Section 1.5, “Good Reason” means (i) a material diminution in Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control, (ii) a material diminution in Participant’s base salary or annual planned cash compensation, or (iii) a material change in the geographic location at which Participant is required to perform services for the Company or its Subsidiaries.

ARTICLE II.
EXERCISE OF SAR

2.1                               Person Eligible to Exercise.  During the life of Participant, only Participant or a permitted transferee may exercise the SAR. References to Participant, to the extent relevant in the context, will include references to any such transferee approved by the Administrator pursuant to the Plan. After Participant’s death, any exercisable portion of the SAR may, prior to the time the SAR expires, be exercised by Participant’s Designated Beneficiary to the extent permitted by the Company in accordance with the terms of the Plan.

2.2                               Exercise.

(a)                                 Any exercisable portion of the SAR or the entire SAR, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the SAR or portion thereof expires, except that the SAR may only be exercised with respect to whole Shares.

(b)                                 Participant acknowledges that, except as otherwise provided in the Appendix or determined by the Administrator, the SAR may be exercised automatically immediately prior to the expiration of its full term under certain circumstances as set forth in Section 5.4(b) of the Plan.

2.3                               Settlement of SAR.  Upon exercise of all or a specified portion of the SAR, Participant (or such other person entitled to exercise the SAR pursuant to this Agreement and the Plan) shall be entitled to receive from the Company cash in the amount (the “SAR Amount”) determined by multiplying (a) the amount (if any) by which the Fair Market Value per Share on the date of exercise of the SAR exceeds the exercise price per Share of the SAR, by (b) the number of Shares with respect to which the SAR is exercised.  The SAR Amount shall be paid within thirty (30) days following the date of exercise.

2.4                               Responsibility for Taxes.

(a)                                 Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SAR, including, but not limited to, the grant, vesting or exercise of the SAR; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the SAR to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)                                 Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to assist the Company and/or the Employer in satisfying any applicable withholding obligations for Tax-Related Items.  In this regard, the Company and/or the Employer, or their respective agents, at their discretion, may satisfy, or allow Participant to satisfy, the withholding obligation with regard to all Tax-Related Items by any of the following, or a combination thereof:

(i)                                     By cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

(ii)                                  By the deduction of such amount from the SAR Amount;

(iii)                               By the deduction of such amount from compensation payable to Participant.

(c)                                  The Company and/or the Employer has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment of any tax withholding with regard to all Tax-Related Items as Participant’s election to satisfy all or a part of the tax withholding pursuant to Section 2.4(ii) or (iii) above, or a combination of such sections.

(d)                                 Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll processes.

(d)                                 Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.

The Company may refuse to honor the exercise of the SAR and/or refuse to deliver the SAR Amount if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

ARTICLE III.
OTHER PROVISIONS

3.1                               Nature of Grant.  In accepting the SAR, Participant understands, acknowledges, and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in accordance with its terms;

(b)                                 the grant of the SAR is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock appreciation rights, or benefits in lieu of stock appreciation rights, even if stock appreciation rights have been granted in the past;

(c)                                  all decisions with respect to future stock appreciation rights or other grants, if any, will be at the sole discretion of the Administrator;

(d)                                 the SAR grant and participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer, or any other Subsidiary and shall not interfere with the ability of the Company, the Employer or any other Subsidiary, as applicable, to terminate Participant’s employment or service relationship (if any) at any time with or without cause;

(e)                                  Participant is voluntarily participating in the Plan;

(f)                                   the SAR, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)                                  the SAR, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits, welfare benefits or other similar payments;

(h)                                 the future value of the Shares underlying the SAR is unknown, indeterminable and cannot be predicted with certainty;

(i)                                     if the underlying Shares do not increase in value, the SAR will have no value;

(j)                                    no claim or entitlement to compensation or damages shall arise from forfeiture of the SAR resulting from Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);

(k)                                 for purposes of this SAR, Termination of Service will be deemed to have occurred as of the date Participant is no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Administrator, (i) Participant’s right to vest in the SAR, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and (ii) the period (if any) during which Participant may exercise the SAR after such Termination of Service will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the SAR (including whether Participant may still be considered to be providing services while on a leave of absence);

(l)                                     unless otherwise agreed with the Company, the SAR, and the income and value of same, are not granted as consideration for, or in connection with, any services Participant may provide as a director of a Subsidiary;

(m)                             unless otherwise provided in the Plan or by the Administrator, the SAR and the benefits evidenced by this Agreement do not create any entitlement to have the SAR or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

(n)                                 the following provision shall not apply to Employees in the State of California: In consideration of the grant of the SAR, and to the extent permitted by Applicable Law, Participant agrees not to institute any claim against the Company, the Employer, or any other Subsidiary, to waive Participant’s ability, if any, to bring such claim, and release the Company, the Employer, and any other Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed (i) not to pursue such claim and (ii) to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(o)                                 the following provisions apply if Participant is providing services outside the United States:

(i)                                     the SAR, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)                                  neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the SAR or any amounts due to Participant pursuant to the exercise of the SAR.

3.2                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan.  Participant understands and agrees that Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to his or her Award(s).

3.3                               Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other SAR grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the purpose of implementing, administering and managing the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options, stock appreciation rights, restricted stock units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Fidelity Investments, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if Participant resides outside the United States Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative.  Participant authorizes the Company, Fidelity Investments and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Plan.  Participant understands that if Participant resides outside the United States, Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.  Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company may not be able to grant stock appreciation rights or other equity-based awards to Participant or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

3.4                               Transferability.  The SAR is not transferable, except by will or the laws of descent and distribution or as permitted by the Administrator in accordance with the terms of the Plan.

3.5                               Adjustments.  Participant acknowledges that the SAR is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

3.6                               Defined Terms; Titles.  Capitalized terms not defined in this Agreement have the meanings given to them in the Plan.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7                               Conformity to Applicable Laws.  Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

3.8                               Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the transfer provisions set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.9                               Entire Agreement and Imposition of Other Terms.  The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.  Nonetheless, the Company reserves the right to impose other requirements on Participant’s participation in the Plan and on the SAR, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

3.10                        Severability.  In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

3.11                        Waiver.  Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other person.

3.12                        Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  Specifically, Participant acknowledges that Participant does not have any of the rights or privileges of a stockholder of the Company by reason of the award of the SAR and is entitled only to a cash payment upon exercise of the SAR.  This Agreement creates a contractual arrangement between the Company and Participant only and shall not be construed as creating a trust for the benefit of Participant.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the SAR, and rights no greater than the right to receive cash as a general unsecured creditor with respect to the SAR, as and when exercised pursuant to the terms hereof.

3.13                        Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

3.14                        Language. If Participant receives this Agreement or any other document relating to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

3.15                        Foreign Asset/Account and Exchange Control and Tax Reporting. Participant acknowledges that, depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of cash derived from participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country.  The Applicable Laws of Participant’s country may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country.  Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult Participant’s personal legal advisor on these matters.

3.16                        Appendix.  Notwithstanding any provisions in this Stock Appreciation Right Award Agreement, the SAR shall be subject to any special terms and conditions set forth in the Appendix.  Specifically, in the event Participant resides or relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes a part of this Stock Appreciation Right Award Agreement.

3.17                        Governing Law and Venue.  This Agreement and the SAR will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware. For purposes of litigating any dispute concerning the grant of the SAR or this Agreement, Participant consents to the jurisdiction of the State of Minnesota and agrees that such litigation shall be conducted in the courts of Ramsey County, Minnesota, or the federal courts for the United States for the District of Minnesota, where this grant is made and/or to be performed.

* * * * *

APPENDIX A

TO
STOCK APPRECIATION RIGHT AWARD AGREEMENT

Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Stock Appreciation Right Award Agreement (the “Award Agreement”) or, if not defined therein, the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the SAR granted to Participant under the Plan if Participant resides in one of the countries listed below.  If Participant is a citizen or resident of a country other than the one in which Participant resides, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall determine, in its sole discretion, to what extent the terms and conditions contained herein shall apply to Participant.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2016.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may become out of date in the future.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment and/or residency to another country after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant.

AUSTRALIA

There are no country-specific terms and conditions.

INDIA

Terms and Conditions

Settlement of SAR.  The following provision supplements Section 2.3 of the Award Agreement:

The SAR Amount due to Participant upon exercise of the SAR shall be paid by the Employer through local payroll.

MOROCCO

Terms and Conditions

Settlement of SAR.  The following provision supplements Section 2.3 of the Award Agreement:

The SAR Amount due to Participant upon exercise of the SAR shall be paid by the Employer through local payroll.

NETHERLANDS

Terms and Conditions

Settlement of SAR.  The following provision supplements Section 2.3 of the Award Agreement:

The SAR Amount due to Participant upon exercise of the SAR shall be paid by the Employer through local payroll.

PAKISTAN

There are no country-specific terms and conditions..

PHILIPPINES

There are no country-specific terms and conditions.

RUSSIA

Terms and Conditions

Settlement of SAR.  The following provision supplements Section 2.3 of the Award Agreement:

The SAR Amount due to Participant upon exercise of the SAR shall be paid by the Employer through local payroll.

SAUDI ARABIA

There are no country-specific terms and conditions.

SOUTH AFRICA

Terms and Conditions

Settlement of SAR.  The following provision supplements Section 2.3 of the Award Agreement:

The SAR Amount due to Participant upon exercise of the SAR shall be paid by the Employer through local payroll.

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SRI LANKA

Terms and Conditions

Settlement of SAR.  The following provision supplements Section 2.3 of the Award Agreement:

The SAR Amount due to Participant upon exercise of the SAR shall be paid by the Employer through local payroll.

TRINIDAD AND TOBAGO

Terms and Conditions

Settlement of SAR.  The following provision supplements Section 2.3 of the Award Agreement:

The SAR Amount due to Participant upon exercise of the SAR shall be paid by the Employer through local payroll.

VIETNAM

Terms and Conditions

Settlement of SAR.  The following provision supplements Section 2.3 of the Award Agreement:

The SAR Amount due to Participant upon exercise of the SAR shall be paid by the Employer through local payroll.

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